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                                                                       EXHIBIT 5


                                         October 13, 1996



Board of Directors
Specialty Retail Group, Inc.

Gentlemen:

          In connection with the registration on Form SB-2 under the Securities Act of 1933 of 863,333 shares of presently outstanding Common Stock (the "Stock") of Specialty Retail Group, Inc. (the "Company") to be sold by the Selling Stockholders named in the Form SB-2 Registration Statement, we have examined the corporate records of the Company and such other documentation as we may deem necessary in the circumstances. Based upon such examination, we are of the opinion that:
               A. The Company is a corporation duly organized and validly existing under the laws of the State of Florida.

               B. The 863,333 shares of Stock which are being registered under the said Registration Statement and which are presently issued and outstanding are validly issued, fully paid, and nonassessable with no personal liability attached to the ownership thereof.

          Pursuant to the provisions of Section 7 of the Securities Act of 1933, we hereby consent to the use of our name in the prospectus included in such Registration Statement and to the filing of this opinion as an exhibit to said Registration Statement.

                         Very truly yours,

                         /s/ GOODKIND LABATON RUDOFF & SUCHAROW LLP
                         ------------------------------------------

                         GOODKIND LABATON RUDOFF & SUCHAROW LLP